                             DISTRIBUTION AGREEMENT



         THIS DISTRIBUTION AGREEMENT (this "Agreement") is made as of the 17th day of December 1996 by and between BIOMATRIX, INC., a Delaware corporation having its principal office at 65 Railroad Avenue, Ridgefield, New Jersey 07657, U.S.A. ("Biomatrix") and BOEHRINGER INGELHEIM FRANCE, S.A., a French corporation with its registered office at 37-39, Rue Boissiere, 75116 Paris, France (the "Distributor").

         WHEREAS, Biomatrix is engaged in the development and manufacture of the Agreement Product (as hereinafter defined);

         WHEREAS, the Distributor desires to enter into a distribution agreement and be appointed the distributor of the Agreement Product in the Territory (as hereinafter defined), and Biomatrix is willing to so appoint the Distributor; and

         WHEREAS, the Distributor desires to purchase from Biomatrix, and Biomatrix desires to sell to the Distributor, the Distributor's requirements of the Agreement Product in the Territory on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, it is hereby agreed as follows:

1.       DEFINITIONS

         In this Agreement, the following words and expressions shall have the following meanings:

         1.1. "Affiliate" shall mean, with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with") shall mean, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

         1.2. "Agreement Product" shall mean hylan gel-fluid 20 (hylan G-F 20) Synvisc(R) for the intra-articular treatment by viscosupplementation of osteoarthritis of the knee, to be supplied in Syringes ready for use complying with the Product Approvals and falling within the scope of the Patents (to the extent Biomatrix has a Patent in the relevant country in the Territory) all as further described in the Agreement Product Specifications, together with any Improvements (as defined below) to the Agreement Product for such treatment.

         1.3. "Agreement Product Specifications" shall mean the specifications for the Agreement Product set forth in Exhibit A, as such specifications may be modified from time to time to reflect Improvements as notified by Biomatrix to the Distributor.

         1.4. "Agreement Year" shall mean the twelve (12) month period commencing on the first day of the first month following the Effective Date, and each separate successive twelve (12) month period thereafter.

         1.5. "Annual Effective Exchange Rate" shall mean, with respect to any Applicable Currency, for the period commencing on the Effective Date and ending on the last day of the first Agreement Year the daily average of the exchange rate between such Applicable Currency and the US Dollar for the thirty (30) days prior to the Effective Date as published in The Wall Street Journal (or, if The Wall Street Journal shall no longer publish such exchange rates, as determined by a method that is mutually agreed upon in writing by the parties). For each Agreement Year thereafter, the Annual Effective Exchange Rate shall equal

                                        *

The Average Exchange Rate for a twelve month period shall mean the daily average of the exchange rate between such Applicable Currency and the US Dollar for such period using the average month-end rates of exchange for the such period as published in The Wall Street Journal (or if The Wall Street Journal shall no longer publish such exchange rates, as determined by a method that is mutually agreed upon in writing by the parties).

         1.6. "Applicable Currency" shall mean, with respect to a country in the Territory, the lawful currency of such country.

*Confidential portions have been omitted and filed separately with the Commission

         1.7. "Committee" shall mean that term as defined in Section 8.9.

         1.8. "Confidential Information" shall mean that term as defined in
Section 7.1(a).

         1.9. "Contract Month" shall mean the period commencing with the first day of the first Agreement Year and ending on the last day of the first complete calendar month thereafter, and each one (1) calendar month period thereafter throughout the term of this Agreement.

         1.10. "Contract Quarter" shall mean the period commencing with the first day of the first Agreement Year and ending on the last day of the first complete calendar quarter thereafter, and each one (1) calendar quarter period thereafter throughout the term of this Agreement.

         1.11. "Effective Date" shall mean the date of this Agreement.

         1.12. "Employment Costs" shall mean, with respect to any employee of Biomatrix for any period, all costs related to such employee's hiring and employment, such as base salary, bonuses earned or awarded, social security costs, payroll or other taxes, and expense reimbursements, such costs to be comparable to the costs of other similarly-situated employees employed in France.

         1.13. "Formula Price" shall mean that term as defined in Section
9.2(b).

         1.14. "French Franc" and "FF" shall mean the lawful currency of the Republic of France; provided, if the French Franc is replaced by a European currency, references to "French Franc" and "FF" shall mean references to such currency, and the amounts expressed herein in French Francs shall be converted to such currency at the exchange rate fixed at the time of replacement by such currency.

         1.15. "Improvements" shall mean extensions of the label claims for the Agreement Product, including new dosage and presentation forms

                                       *

and packaging improvements for the Agreement Product.

         1.16. "Initial Term" shall mean that term as defined in Section 3.1(a).

         1.17. "Minimum Price" shall mean that term as defined in Section
9.2(b).

*Confidential portions have been omitted and filed separately with the Commission

         1.18. "Minimum Sale Amount" shall mean that term as defined in Section 9.3(c).


         1.19. "Net Revenues" shall mean, for a specified period, an amount calculated in French Francs and equal to the total gross invoice price from the sale of all Agreement Product by the Distributor and its Affiliates during such period in the Territory to non-Affiliated wholesalers, hospitals, retail pharmacies, patients and other third party purchasers, * for purposes of this calculation (but for the avoidance of doubt this clause shall not prohibit * but for the avoidance of doubt this clause shall not prohibit For avoidance of doubt, sales of Agreement Product to Affiliates that will be resold shall not be regarded as sales for the purposes of calculating Net Revenues. The amounts used in the calculations of Net Revenues shall be determined from the books and records of the Distributor (or its Affiliates, as applicable) maintained in accordance with generally accepted accounting principles consistently applied.


         1.20. "Patents" shall mean any Letters Patent or similar statutory rights relating to the Agreement Product (including any continuation-in-part, continuation or division thereof or substitute thereof), and patent applications which are pending as of the Effective Date, in each




*Confidential portions have been omitted and filed separately with the Commission.

case as set forth on Exhibit B, together with any supplementary or complementary protection certificates therefor if and when such are granted.


         1.21. "Person" or "person" shall mean an individual, a corporation, a partnership, a trust, an unincorporated organization or a government or any agency or political subdivision thereof.

         1.22. "Product Approvals" shall mean, for any country in the Territory, those regulatory approvals required for importation, promotion, pricing, marketing and sale of the Agreement Product in such country.

         1.23. "Reimbursement Approvals" shall mean governmental and other approvals in any country in the Territory for a buyer to claim reimbursement at any level for the purchase of the Agreement Product from private or public health insurance organizations in such country.

         1.24. "Supply Forecast" shall mean that term as defined in Section 9.3(b).

         1.25. "Syringe" shall mean a pre-packaged 2.0ml syringe of the Agreement Product.

         1.26. "Territory" shall mean the Republic of France, including DOM TOM (as defined below), Algeria, Morocco and Tunisia. For the purpose of this Agreement, "DOM TOM" shall mean French Guyana, Martinique, Reunion, Guadeloupe, St. Pierre and Miquelon ("Departements d'Outre Mer" or "DOM"); and Mayotte, Wallis and Futuna, New Caledonia and Dependencies and French Polynesia ("Territories d'Outre Mer" or "TOM").

         1.27. "Trademarks" shall mean (i) the trademark Synvisc(R) which is owned by Biomatrix and described on Exhibit B, and (ii) any other trademarks, as may be agreed upon in writing from time to time by the parties hereto for use by the Distributor in connection with the promotion, marketing and sale of the Agreement Product under this Agreement.

         1.28. "Treatment Pack" shall mean a quantity of the Agreement Product sufficient for one treatment, consisting of three (3) Syringes.

         1.29. "US Dollars" and "$" shall mean the lawful currency of the United States of America.

2.       APPOINTMENT AND ACCEPTANCE OF DISTRIBUTORSHIP; CERTAIN PAYMENTS

         2.1.     APPOINTMENT.

         (a) Subject to the terms and conditions hereinafter set forth, Biomatrix hereby appoints the Distributor as its exclusive (except where Biomatrix has the right to convert this Agreement to non-exclusive, such as in
Section 9.3(e)) distributor within the Territory for the promotion, marketing, sale and distribution of the Agreement Product supplied by Biomatrix to the Distributor pursuant to this Agreement.

         (b) Except as specifically provided to the contrary herein, the foregoing appointment shall not be construed (i) to effect any sale of proprietary Biomatrix technology, (ii) to grant any license relating to Biomatrix's technology, including its proprietary methods of formulating, fabricating and manufacturing the Agreement Product, or (iii) to grant the Distributor any rights in or to any proprietary technology or Patents or Trademarks of Biomatrix by implication or otherwise. For the avoidance of doubt, the limitations in this Section 2.1(b) shall not affect the exclusivity of the appointment in Section 2.1(a) or the exclusivity of the supply obligation in
Section 9.1. Except as specifically authorized under this Agreement, the Distributor has no authority to appoint any subagent, subdistributor or other person to promote the sale of the Agreement Product or to otherwise perform any of Distributor's obligations hereunder and agrees to refrain from using any such subagents, subdistributors or other persons.

         (c) During the term of this Agreement, unless otherwise agreed in writing by Biomatrix, the Distributor shall neither seek customers for the Agreement Product outside the Territory, nor establish any branch, subsidiary, agent, or representative or maintain any distribution facilities outside the Territory for the promotion, marketing, sale or distribution of the Agreement Product or any similar product under a different brand.

         2.2.     ACCEPTANCE OF OBLIGATIONS.

         The Distributor hereby accepts the appointment as exclusive (except where Biomatrix has the right to convert this Agreement to non-exclusive, such as in Section 9.3(e)) distributor within the Territory for the promotion, marketing, sale and distribution of the Agreement Product. The Distributor hereby agrees to commence the marketing and selling of the Agreement Product in the Territory (other than in Algeria, Morocco and Tunisia) before the end of 1996, subject to delays caused by regulatory authorities and to adequate supply of Agreement Product for resale in the Territory ordered in accordance with the terms hereof.

                                        *

         2.3.     INITIAL PAYMENTS.

         On the Effective Date the Distributor shall pay to Biomatrix the amount of

                                        *

as an initial payment in partial consideration for the appointment of the Distributor as exclusive (except where Biomatrix has the right to convert this Agreement to non-exclusive, such as in Section 9.3(e)) distributor hereunder. Such initial payment shall be non-refundable.

         2.4.     MILESTONE PAYMENTS.

         In further consideration for its appointment as exclusive (except where Biomatrix has the right to convert this Agreement to non-exclusive, such as in
Section 9.3(e)) distributor hereunder, the Distributor hereby agrees to make the following additional non-refundable milestone payments:

         (a) Payments on Decision to Continue Marketing with Reimbursement Approval. From and after receipt of Reimbursement Approval in France, so long as the Agreement is not terminated pursuant to Section 3.5, the Distributor shall make the following payments, reduced by any payments previously made by the Distributor under Section 2.4(b).

                  (i)      A payment to Biomatrix of

                                        *

so long as the Distributor has received Reimbursement Approval and has not terminated the Agreement in accordance with Section 3.5.

                  (ii)     A payment to Biomatrix of

                                        *



*Confidential portions have been omitted and filed with separately with the Commission.

showing that the Distributor's cumulative Net Revenues (as defined below) since the Effective Date exceed * .

                  (iii)    A payment to Biomatrix of

                           * which the Distributor is required to deliver the
                  monthly report described in Section 9.2(e) for the last Contract Month of the

                           * For the avoidance of doubt, the sales of Agreement
                  Product resulting in payment required by clause (ii) above shall count towards the amount triggering the payment in this clause (iii) if such sales are made during the first * period
                  * resulting in an aggregate milestone payment of * .

         (b) Payments prior to reimbursement approval. Prior to receipt of Reimbursement Approval in France, so long as the Agreement is not terminated pursuant to Section 3.5, the Distributor shall make the following payments:

                  (i) A payment to Biomatrix of * which the Distributor is required to deliver the monthly report described in Section 9.2(e) for the last Contract Month of the * .

                  (ii) A payment to Biomatrix of * which the Distributor is required to deliver the monthly report described in Section 9.2(e) for the last Contract Month of the * For the avoidance doubt, the sales of Agreement Product resulting in the payment required by clause (i) above shall count towards the amount triggering the payment in this clause
         (ii) if such sales are made during the * in which * , resulting in an aggregate milestone payment of * .




*Confidential portions have been omitted and filed separately with the Commission.

                  (iii) A payment to Biomatrix of * which the Distributor is required to deliver the monthly report described in Section 9.2(e) for the last Contract Month of the * . For the avoidance of doubt, the sales of Agreement Product resulting in the payments required by clauses (i) and/or (ii) above shall count towards the amount triggering the payment in this clause (iii) if such sales are made during the * period * resulting in an aggregate milestone payment of *.

         (c) Maximum Milestone Payments. For the avoidance of doubt, the maximum amount payable under Section 2.4(a) shall not exceed * and the maximum amount payable under Section 2.4(b) shall not exceed *.

         2.5.     NATURE OF PAYMENTS.

         Each of the payments referred to in Sections 2.3 and 2.4 hereof are independent of each other payment hereunder and shall not be deemed satisfied by the making of any other payment hereunder (except to the extent payments under 2.4(b) are netted against payments made under 2.4(a)). All payments to be made pursuant to Sections 2.3 and 2.4 shall be made in US Dollars.

         2.6.     OPERATIONS AND EXPENSES.

         Except as otherwise set forth in this Agreement, the operations of the Distributor under this Agreement are subject to the sole control and management of the Distributor. The Distributor shall be responsible for all of its own expenses and employees. The Distributor agrees that it shall incur no expense chargeable to Biomatrix, except as may be specifically authorized in advance in writing in each case by Biomatrix.

         2.7.     INDEPENDENT PARTIES.

         Neither party shall be considered an agent or legal representative of the other for any purpose (except to the limited extent provided in Section 15.1(a)), and neither party nor any director, officer, agent or employee of either party shall be, or be considered, an agent or employee of the other party. Neither party shall have or exercise the right or authority to assume

*Confidential portions have been omitted and filed separately with the Commission.

or create any obligation or responsibility, including without limitation contractual obligations and obligations based on warranties or guarantees, on behalf of or in the name of the other party.

3.       TERM AND TERMINATION

         3.1.     TERM.

         (a) Term. Unless this Agreement is sooner terminated in accordance with the provisions of this Agreement, the term of the appointment hereunder shall commence on the Effective Date and shall end on the last day of the * Agreement Year (the "Initial Term"); provided, that the Initial Term shall be * if Reimbursement Approval in France is obtained prior to the * of the Effective Date. Following the Initial Term * shall have the right to * duration as to which the parties may agree; provided that the conditions described in * below have been satisfied; and provided further that the parties have mutually agreed on the other terms and conditions for such renewal.

         (b) Conditions to renewal. The renewal of the appointment in the Territory shall take effect only if as of the date of expiration of the Initial Term (i) the Distributor is not in material breach of any of its obligations under this Agreement (including without limitation its obligations to make * of the Agreement Product as set forth in Section 9.3), and (ii) the parties shall have negotiated in good faith reasonable additional * Amounts and * for such additional term. The * Amounts and * shall reflect market conditions such as changes to the sales price to third parties, changes in the competitive situation and other market factors.

         3.2. *

         (a) * Upon termination of this Agreement for * of the Agreement Product * shall remain at the facilities of * for a period not to exceed *

         (b) * of this Agreement * or upon a * Biomatrix shall have the * by Biomatrix within * after such * of the Agreement Product * provided that such *

         (c) * for reasons other than * under Section 3.2(a)(i) or 3.2(b), * in accordance with the terms hereof during a period of * from the * Thereafter, * of the Agreement Product that * in accordance with the provisions of Section 3.2(a) *

         3.3.  INSOLVENCY.

         This Agreement may be immediately terminated as to the entire Territory by either party, upon giving written notice to the other party, in the event that the other party (or any of its Affiliates in the Territory) shall become insolvent or be declared bankrupt by a court of competent jurisdiction or shall be the subject of any winding up, receivership or dissolution, bankruptcy, administration or liquidation proceeding, or creditor's meeting, or any proceeding or action similar to one or more of the above, in which case termination shall be effective upon such written notice. The failure of either party to give notice of termination upon obtaining knowledge of any such event shall not be interpreted as a waiver of such party's rights under this Section 3.3, and such party reserves the right to exercise any such rights at any time after the occurrence of any such event.

         3.4.  BREACH.

         This Agreement may be terminated as to the entire Territory by a party if the other party should breach any of its payment obligations hereunder or should commit a material breach of

*Confidential portions have been omitted and filed separately with the Commission.

any of its warranties, covenants, conditions, obligations or agreements contained herein; provided that in the case of a payment breach such breach shall continue for a period of ten (10) business days after written notice thereof and in the case of any other breach such breach shall continue for a period of thirty (30) days after written notice thereof; and provided further that such termination shall be immediately effective upon further written notice to that effect to the breaching party after its failure to cure such breach within such applicable notice period.

         3.5.  *


         If the Distributor's price for sales of the Agreement Product direct to patients resulting from Reimbursement Approval in France is * (without tax) per Treatment Pack, * per Syringe, or if after using commercially reasonable efforts the Distributor * the Distributor shall have the right, exercisable by written notice to Biomatrix only during the Decision Period (as defined below), to determine to continue with its rights and obligations under this Agreement, or to notify Biomatrix that it desires to review the Minimum Price and the Minimum Sale Amounts. For purposes of this Section 3.5, the "Decision Periods" shall be
* in France, or following the * as applicable. If Biomatrix receives no written notice under this Section 3.5 during the Decision Period, then the Distributor will be deemed to have determined to * under this Agreement in accordance with the terms hereof. If Biomatrix receives a written request within the Decision Period to review such matters, Biomatrix agrees to discuss * and any other terms and conditions of this Agreement in an attempt to * in accordance with the process described in Section 8.13 (a) and (b).


         3.6.  CERTAIN RIGHTS UPON TERMINATION.

         (a) Access to data. Upon any termination of this Agreement for any reason, to the extent not prohibited by applicable law, Biomatrix shall have the right to review, access, use and permit others to review, access and use, either directly or by cross-reference or incorporation or otherwise, all information, data, investigations, preclinical and clinical protocols (including without limitation marketing information and information relating to clinical studies), and related regulatory approvals pertaining to the Agreement Product (the "Information") which are possessed or controlled by the Distributor or any of its Affiliates, or to which the Distributor or




*Confidential portions have been omitted and filed separately with the Commission.

any of its Affiliates has a right to review, access or use. The Distributor unconditionally agrees promptly to take any action and to execute and deliver to Biomatrix any documents or instruments reasonably requested by Biomatrix to permit Biomatrix to make full use of such right.

         (b) Ownership of Trademarks. Biomatrix shall have exclusive ownership rights to the Trademarks and to all other product specific logos, slogans and other intangibles used by the Distributor (and which are not owned by any third party) in connection with the Agreement Product (including all registrations relating thereto). The Distributor shall notify Biomatrix prior to the use of any product specific logos, slogans and other intangible assets (other than the Trademarks), and shall cooperate with Biomatrix if Biomatrix determines to register its rights in such logos, slogans and other intangible assets (to the extent Biomatrix has rights in such logos, slogans and other intangible assets). The Distributor shall not apply for the registration of any Trademarks, and no Trademarks or any trademarks similar to the Trademarks shall be in the name of or otherwise held or owned by the Distributor.

         (c) Termination of Right to Use Trademarks. Subject to the right to sell out its stock in accordance with Section 3.2(b), the Distributor unconditionally agrees, upon any termination of this Agreement, (i) immediately to cease using the Trademarks and any logos and slogans relating to the Agreement Product and (ii) immediately to execute and deliver to Biomatrix at the Distributor's own expense any documents or instruments reasonably requested by Biomatrix to give full effect to the provisions of this Section 3.6.

         (d) Transfer of price and reimbursement approvals. Subject to the right to sell out its stock in accordance with Section 3.2(b), the Distributor unconditionally agrees that upon any termination of this Agreement it shall, upon the request of Biomatrix, immediately inform all relevant regulatory authorities that the Distributor is no longer a distributor of the Agreement Product and, to the extent not prohibited by applicable law, shall take all action and execute and deliver all documents and instruments necessary in order to transfer at the Distributor's own expense all Product Approvals and Reimbursement Approvals and other relevant documents relating to the Agreement Product in favor of Biomatrix or any Person designated by Biomatrix; provided, that if Biomatrix requests the Distributor to take such actions for any reason other than a breach by the Distributor or a termination by Biomatrix pursuant to
Section 8.13(b), Biomatrix shall reimburse the Distributor for any actual out of pocket costs incurred at the request of Biomatrix in connection with such transfers.

         3.7.     EFFECTS OF TERMINATION.

         (a) Upon termination of this Agreement for any reason and after the sell-out period set forth in Section 3.2(b) has expired, the Distributor shall immediately discontinue making any representation regarding its status as a distributor for Biomatrix in the Territory or the applicable portion thereof and shall immediately cease conducting any activities with respect to the marketing, promotion, sale or distribution of the Agreement Product in the Territory.

         (b) Termination of this Agreement shall not affect obligations of either party that may have accrued prior to the effective date of termination or any obligation specifically stated to survive termination. Except to the extent limited by Section 3.8, termination of this Agreement shall be in addition to, and shall not be exclusive of or prejudicial to, any other grounds for termination or rights or remedies at law or in equity which either party may have on account of any default of the other party.

         3.8      WAIVER.

         The Distributor and Biomatrix hereby waive, to the extent they are able to do so under applicable law, any statutory rights they may have or acquire under the laws of any country in the Territory in respect of the termination of the relationship established hereby pursuant to the terms hereof, and agree that the rights available to them hereunder in the event of such termination are adequate and reflect the agreement of the parties. Neither the Distributor, nor Biomatrix nor any of their respective Affiliates shall have any right to claim any indemnity for goodwill or lost profits or any damages arising from the rightful termination of this Agreement by the other party in accordance with the terms hereof (including a rightful termination under Section 8.13(b)).

4.       PAYMENTS; EXCHANGE RATE

         4.1.     WIRE TRANSFER.

         All payments hereunder shall be made in US Dollars. Payments to Biomatrix by or on behalf of the Distributor shall be wired to an account in a bank designated by Biomatrix and the costs of any such remittance shall be borne by the Distributor.

         4.2.     CONVERSION OF NON-US CURRENCY.

         (a) For purposes of the calculation of the Formula Price, Net Revenues denominated in an Applicable Currency shall be converted into US Dollars at the Annual Effective Exchange Rate then in effect.

         (b) For any other purpose hereunder, amounts denominated in an Applicable Currency shall be converted to US Dollars at the average daily exchange rate between the US Dollar and the Applicable Currency for the Contract Month or other applicable period, as published in The Wall Street Journal (or another mutually acceptable publication).

5.       WITHHOLDING

         All payments to be made by the Distributor under this Agreement shall be made in full, free and clear of and without any deduction of or withholding for or on account of any taxes levied in any country of the Territory or elsewhere; provided that if the Distributor shall be required by law to make any deduction or withholding from any payment to Biomatrix then:

         (i) the Distributor shall ensure that such deduction or withholding does not exceed the minimum legal liability therefor;

         (ii) as soon as possible prior to the first deduction or withholding, the Distributor shall notify Biomatrix thereof, and the parties shall negotiate in good faith adjustments to the payments hereunder in order to minimize or eliminate such deduction or withholding;

         (iii) the Distributor shall forward to Biomatrix such documentary evidence as may be requested by Biomatrix in respect of each deduction, withholding or payment together with each payment or promptly thereafter; and

         (iv) if the parties cannot adjust the payments hereunder to eliminate all deductions and withholding, the parties shall attempt in good faith to agree upon revised mutually acceptable pricing and/or payment terms.

6.       COMPETING PRODUCTS

         6.1.     NON-COMPETITION BY THE DISTRIBUTOR.

         In recognition of the rights granted by Biomatrix to the Distributor and the other obligations of Biomatrix hereunder, the Distributor agrees that it shall not, directly or indirectly (alone or with others), and it shall ensure that its Affiliates shall not, directly or indirectly (alone or with others), during the period commencing on the Effective Date and continuing for the term of this Agreement, promote, manufacture, sell, market or distribute a Competing Product anywhere in the Territory. "Competing Product" shall mean any product for the treatment of osteoarthritis or rheumatoid arthritis using any substances applied intra-articularly for the alleviation of pain and/or improvement of joint function by viscosupplementation. The Distributor acknowledges and agrees that in the event of a breach or threatened breach by the Distributor of its obligations under this Section 6.1, Biomatrix will have no adequate remedy at law, and accordingly shall be entitled to injunctive or other appropriate equitable remedies with respect to such breach or threatened breach in addition to any other remedies which Biomatrix may have.

         6.2.   *

         During the term of this Agreement, Biomatrix * Biomatrix or its Affiliates for * Each * shall, if * governed by the terms and conditions of this Agreement; provided, however, that such * terms and conditions of this Agreement
* as Biomatrix may determine in * The parties will * terms and conditions applicable to the * and will take into account the * at such time, including the
* of the Agreement Product (including with respect to * and the * If the parties
* provided, that the aggregate of any * of the aggregate amount of * and that the other terms and conditions of the agreement * If Biomatrix enters into a * and any negotiations shall be conducted in accordance with the process set out in Section 8.13(a), and if the parties cannot agree the *


*Confidential portions have been omitted and filed separately with the Commission.

7.       CONFIDENTIAL INFORMATION; PUBLIC ANNOUNCEMENTS

         7.1.     CONFIDENTIAL INFORMATION.

         (a) All information acquired by either party (the "Recipient") from the other party or any of its Affiliates (the "Discloser") during the term of this Agreement or prior to the Effective Date, relating directly or indirectly to the present or potential business, operations, corporate, technical or financial situation of the Discloser, or to manufacturing know-how, patents, data, test results, techniques, processes, procedures, raw materials, dealer, supplier and customer lists or the Information described in Section 3.6 (collectively, the "Confidential Information") is confidential.

         (b) Unless otherwise agreed to in writing by the Discloser, the Recipient shall not at any time, either during or for a period of five (5) years subsequent to the term of this Agreement, use for itself (other than in accordance with the terms of this Agreement) or any other Person, or disclose or divulge to any Person, other than to those of its employees and advisors and Affiliates who require the same for the purposes hereof and who are bound by the same obligations of confidentiality, non-disclosure and non-use as set forth herein, any Confidential Information or any other confidential or proprietary information of the Discloser of which the Recipient may acquire knowledge; provided, however, that the confidentiality, non-disclosure and non-use provisions contained in this Section 7.1 shall not apply to any information or data to the extent that the Recipient:

                  (i) shall demonstrate by written evidence that such information or data is known generally to persons in the trade through no act or omission of the Recipient or any of its Affiliates;

                  (ii) is required by any government authority to disclose such information or data, and/or for the purposes of obtaining and maintaining any Product Approvals under this Agreement; or

                  (iii) shall demonstrate by its written records that such information or data was disclosed to it or its Affiliates on a non-confidential basis from a source other than the Discloser or its Affiliates and that such disclosure did not constitute a breach of any applicable confidentiality obligations.

Upon the reasonable request of the Discloser, the Confidential Information that has been clearly marked "confidential" and that is specified in any such request shall be immediately returned to the Discloser upon termination of this Agreement, along with any copies, reproductions, digests, abstracts or the like of all or any part thereof in the Recipient's possession or under the Recipient's control, and upon such return any computer entries or the like relating thereto shall, to the extent legally permissible, be destroyed. The Recipient shall then attest to the Discloser in writing as to the return and/or destruction of the Confidential Information. Such return (and destruction) will not affect the Recipient's obligations hereunder which shall survive until five
(5) years after termination of this Agreement. Notwithstanding anything herein to the contrary, the provisions of this Section 7.1 shall be subject to Biomatrix's rights under Section 3.6.

        Each party agrees to ensure that each of its Affiliates takes whatever corporate action may be required to carry out its obligations under this Section 7.1.

         7.2.     PUBLIC ANNOUNCEMENT.

         Except as is necessary for governmental notification purposes or to comply with applicable laws and regulations or to enforce their respective rights under this Agreement, and except as otherwise agreed to by the parties hereto in writing, (i) the parties agree to keep the material terms of this Agreement strictly confidential, (ii) the parties shall agree upon the text and the exact timing of an initial public announcement relating to the transactions contemplated by this Agreement as soon as possible after the Effective Date and
(iii) the parties shall agree on the text and the exact timing of any subsequent public announcements regarding this Agreement or the transactions contemplated herein.

8.       TRADEMARKS; AGREEMENT PRODUCT MARKING; PROMOTIONAL INFORMATION

         8.1.     TRADEMARKS.

         Biomatrix hereby licenses to the Distributor the right to use, and hereby requires the use of, the Trademarks in connection with the promotion, marketing and sale of the Agreement Product in the Territory during the term of this Agreement. Such license shall be free of charge, but shall remain in force only to the extent provided in Section 8.2. The Distributor agrees that it shall not use any of the Trademarks at any time outside the Territory or use any of the Trademarks for any products other than the Agreement Product within the Territory, or for any other purpose except as provided herein. The parties shall execute a short form Trademark license agreement to the extent that it is necessary to record the Trademark license hereunder in any country whose laws require such recordation. Biomatrix shall take such actions as are reasonably required to maintain the Trademarks in effect, and shall inform the Distributor of any changes in or additions to the Trademarks.

         8.2.     TERMINATION OF RIGHT TO USE TRADEMARKS.

         Subject to the sell-out right set forth in Section 3.2(b), upon termination of this Agreement, the license to the Distributor to use the Trademarks in the Territory shall terminate, and the Distributor unconditionally agrees promptly to take all necessary action and execute and deliver to Biomatrix all necessary documents and instruments to remove the Distributor as a registered user and/or a recorded licensee of the Trademarks.

         8.3.     NOTICE OF INFRINGEMENT.

         Each party hereto agrees to notify the other in writing promptly (but not later than thirty (30) days) after obtaining knowledge of any infringements or imitations of the Trademarks by third parties. Further, the Distributor agrees to notify Biomatrix immediately after it becomes aware that any Agreement Product sold in the Territory is thereafter sold or transported outside the Territory.

         8.4.     MARKETING AND PROMOTIONAL PLANS AND MATERIALS.

         (a) Preliminary Promotional Plan and Budget. The parties have attached as Exhibit E hereto two versions of a preliminary promotional plan and budget, one showing the amount and timing of planned promotional expenditures for the Agreement Product in the Territory assuming receipt of Reimbursement Approval in France, and the other version showing such expenditures assuming no such Reimbursement Approval. These preliminary promotional plans and budgets represent the general level of investment that the Distributor will include in the plan described in paragraph (b) below, and the Distributor will use commercially reasonable efforts to implement the general level of investment of such plans and budgets in good faith in connection with the marketing and sale of the Agreement Product in the Territory.

         (b) Marketing and Sales Plan. The Distributor, in good faith and in cooperation with Biomatrix, shall prepare and provide to Biomatrix, promptly following the Effective Date but before January 31, 1997, and annually by the end of the third quarter of each year, a marketing, promotional, sales and field force deployment plan and budget (including a description of the job responsibilities for each Product Specialist, a * sales forecast and a * supply forecast) describing the marketing and sales of the Agreement Product to relevant customer groups (such as doctors, patients and hospitals) in the Territory through appropriate means. The Distributor shall provide copies of all such plans and changes to or updates of such plans and schedules to Biomatrix at least two weeks prior to the Committee meeting to review such plans. Such initial plans shall be reviewed by the Committee before February 14, 1997. The annual plan for each year shall be reviewed by the Committee at the annual meeting in September. Any major changes to or updates of such plans or schedules shall be reviewed by the Committee at the request of either party.

         8.5.     LEGEND.

         Subject to applicable laws and regulations in the Territory, all relevant packaging and promotional material for the Agreement Product used or sold by the Distributor shall contain (i) all applicable markings needed to keep the Trademarks enforceable throughout the Territory as specified in writing by Biomatrix to the Distributor, and (ii) a legend substantially in the form attached as Exhibit C, which shall be displayed in a reasonably conspicuous manner on all packaging of such Agreement Product containing the corporate identification logo of Biomatrix and indicating that such product has been developed and manufactured by Biomatrix, Inc., and its affiliates, 65 Railroad Avenue, Ridgefield, New Jersey, 07657 U.S.A. or similar statement


*Confidential portions have been omitted and filed separately with the Commission.

such as is consistent with Biomatrix's practice in distributing the Agreement Product in other territories and which shall also contain the information supplied by the Distributor and set forth on Exhibit C. Biomatrix and the Distributor shall each have the right to modify the information provided by it for such legend from time to time, and the other party shall have the right to consent to each such modification, such consent not to be unreasonably withheld.

         8.6.     LABELLING AND PROMOTION MATERIALS; APPROVED USE OF PRODUCTS.

         (a) The Distributor shall provide Biomatrix with labelling masters, instructions, specifications and copies of all marketing, labelling and promotional material it intends to use relating to the Agreement Product and any Improvements. All such labelling, packaging and promotional material shall be consistent with the relevant Product Approvals and all labelling, packaging and promotional materials shall be reviewed by Biomatrix and shall be subject to its written approval prior to use, such approval not to be unreasonably withheld, and such approval or disapproval to be communicated to the Distributor within * after its receipt of such materials; provided, that if such materials impact any Regulatory Approvals within or outside the Territory, Biomatrix shall not be obligated to communicate its approval or disapproval until it is satisfied that all Regulatory Approvals have been obtained and will not be adversely affected by the use of such materials. Such review shall be limited to scientific, medical and international product positioning matters. The Distributor shall provide Biomatrix with all major promotional materials for launches and subsequent promotions within a reasonable time prior to their use in order to allow Biomatrix to comment on such materials. The Distributor shall provide Biomatrix with copies of all other promotional materials at or prior to their use. This Section 8.6(a) shall not limit Biomatrix's right to control usage of the Trademarks, as provided in the other provisions of this Agreement.

         (b) The Distributor agrees that its promotion, marketing, sale and distribution of the Agreement Product and any Improvements in the Territory, and the promotional materials and labelling used in connection therewith, shall be strictly in accordance with the approved use of the Agreement Product and any Improvements as specified in the Product Approvals and as further provided in this Agreement.

         8.7.     PROMOTIONAL SUPPORT.

         (a) Samples. In each of the first three Agreement Years Biomatrix shall provide the Distributor, upon its request in accordance with the provisions of
Section 9.4(b), with

*Confidential portions have been omitted and filed separately with the Commission.

promotional support by supplying to the Distributor not more than the number of Syringes set forth on Exhibit D for each such Agreement Year to be used by the Distributor in implementation of the marketing and sales plan. The Distributor hereby agrees to pay Biomatrix * for each such Syringe.

         (b) Exchange of information. Biomatrix and the Distributor shall provide to each other on an ongoing basis and without charge (to the extent not prevented by law or contract from doing so) all marketing, medical, scientific, technical and other information relating to the Agreement Product (including summary data from studies, clinical trials, competitive products and the like as well as information regarding adverse events associated with the use of the Agreement Product) that is available to such party upon the reasonable request of the other party. In addition, Biomatrix and the Distributor shall provide each other with access to such primary data and information in its possession as the other may reasonably request regarding the results of the studies contained in such summary data referred to above.

         (c) Reference to viscosupplementation and Biomatrix. Subject to applicable laws and regulations in the Territory, and without risk of liability to the Distributor, the Distributor shall ensure that all trade literature, publications and promotional materials relating to the Agreement Product produced by or on behalf of the Distributor or any of its Affiliates shall specify the concept of viscosupplementation as conceived and introduced by Biomatrix and as defined by Biomatrix in the trade literature.

         8.8.     [RESERVED].

         8.9.     JOINT COMMITTEE.

         The parties shall establish a joint committee (the "Committee") comprised of from two (2) to four (4) voting representatives designated by each of the parties, with an equal number appointed by each of the parties. The Distributor and Biomatrix shall each appoint one of its voting representatives to act as a co-chairman of the Committee. The Committee will meet annually (at the end of September) or more frequently if requested by either party. The Committee shall have responsibility to review business, marketing, scientific and medical issues, and such other matters referred to them by the parties' respective operational teams having internal responsibility for the Agreement Product, in accordance with the provisions of Section 8.13(a).

*Confidential portions have been omitted and filed separately with the Commission.

         8.10.    PRODUCT VIGILANCE SYSTEM.

         The Distributor shall be responsible for maintaining medical device vigilance systems in each country in the Territory, as established for the Agreement Product by Biomatrix in accordance with local regulations, and shall promptly provide Biomatrix with notice of all product complaints, including medical complaints. Biomatrix shall be solely responsible for processing the final analysis of medical complaints. The Distributor shall provide all necessary support to Biomatrix for carrying out such activities. If required by local regulations, the Distributor is responsible for reporting medical complaints to the local authority; provided that the Distributor shall consult with Biomatrix in each case prior to making such report and Biomatrix and the Distributor will cooperate to promptly report the medical complaint to the local authority. Biomatrix shall promptly provide the Distributor with notice of all serious foreign product complaints.

         8.11.    PRODUCT SPECIALISTS.

         Promptly following the Effective Date, Biomatrix shall provide assistance with the marketing and sale of the Agreement Product in the Territory by making available * Biomatrix employees to work with the Distributor's sales force. Prior to the end of the * Agreement Year, the parties shall discuss additional assistance by Biomatrix for the * Agreement Years. Notwithstanding the foregoing, at any time after the parties have received Reimbursement Approval Biomatrix shall have the right to provide the assistance through up to
* employees to work with the Distributors sales force. Such Biomatrix employees (the "Product Specialists") shall be hired, trained and managed by Biomatrix at the Distributor's expense (subject to the limits provided below), and their job responsibilities will be included in the marketing plan prepared and approved in accordance with Section 8.4. Biomatrix shall assist the Distributor's marketing and sales force in accordance with the marketing plans prepared as provided in
Section 8.4, provided that (i) all sales of the Agreement Product in the Territory by the Product Specialists shall be made * of the Agreement Product in the Territory pursuant to Section 9.3(e) * (ii) * in consideration for such assistance, the Distributor shall pay * with respect to each of the Product Specialists, * for each Product Specialist * (iii) * in consideration for such assistance, the Distributor shall pay * with respect to each Product Specialist
* (iv) * with respect to each Product Specialist * for approximately * and (v)
* Year Biomatrix shall have the right to require that the Product Specialists * during the working hours * the Agreement Product, subject to any agreement entered into by the parties after the Effective Date pursuant to *






*Confidential portions have been omitted and filed separately with the Commission.

Other than the Employment Costs for which the Distributor is responsible pursuant to this Section 8.11 and subject to the provisions of Section 10.3, Biomatrix shall be responsible for the actions and omissions of the Product Specialists while employed by Biomatrix so long as they are acting within the scope of their employment.

          8.12.     RECALLS OF THE AGREEMENT PRODUCT.

          (a) If the * in a country in the Territory * of the Agreement Product, the Distributor and Biomatrix shall * in such country, and shall cooperate to *

          (b) Subject to Section 8.12(a) above, if either party * such party shall * and shall advise such other party of the * The parties shall consult with each other * but in any event if after consultations *

          (c) Except as otherwise provided in (d) below, in the event of a recall of the Agreement Product, Biomatrix shall correct any deficiency relating to its manufacturing, packaging, testing, labelling, storing or handling of the Agreement Product for which it is responsible, if applicable, and shall at its cost replace the Agreement Product recalled.


          (d) Biomatrix shall reimburse the Distributor for all direct costs and expenses (including without limitation shipping, quality control testing and notification costs) incurred by the Distributor as a result of any recall, except where such recall (i) is the result of the failure of the Distributor to comply with its obligations under this Agreement and/or (ii) was opposed by Biomatrix and proved to be unwarranted, in which case the Distributor shall reimburse Biomatrix for all direct costs and expenses (including without limitation shipping, quality control testing and notification costs) incurred by Biomatrix as a result of such recall.



*Confidential portions have been omitted and filed separately with the Commission.

         8.13.    DISPUTE RESOLUTION PROCESS.

         (a) All decisions which by the terms of this Agreement are to be made mutually by the Distributor and Biomatrix shall be made in accordance with this
Section 8.13. Initially all such decisions are to be made after mutual consultation by the operational teams at each of the Distributor and Biomatrix having internal responsibility for the Agreement Product and its distribution in the Territory. If the parties are unable to make any such decision at the operational level, then the Committee will review the matter at its next meeting and attempt to make a mutually acceptable decision. If the Committee is unable to make such decision, the parties agree to submit the matter to their respective chief executive officers, who shall attempt to resolve the matter as soon as possible.

         (b) If the chief executive officers cannot resolve the matter within a reasonable period of time, either party shall have the right, by written notice to the other party, to terminate this Agreement at any time after the expiration of six months following such notice or at such other time as the chief executive officers of the parties may agree.

         8.14.    QUESTIONABLE PAYMENTS.

         Neither the Distributor nor Biomatrix shall, directly or indirectly, in the name of, on behalf of, or for the benefit of the other party hereto offer, promise, authorize to pay, or pay any compensation or give anything of value to, any official, agent or employee of any government or governmental agency or to any political party or officer, employee or agent thereof.

9.       SUPPLY OF AGREEMENT PRODUCT

         9.1.     GENERAL.

         Biomatrix agrees to sell the Agreement Product to the Distributor, on the terms and subject to the conditions set forth herein, on an exclusive basis (except where Biomatrix has the right to convert this Agreement to non-exclusive, such as in Section 9.3(e)) for resale by the Distributor within the Territory, and the Distributor shall obtain the Agreement Product for resale in the Territory only from Biomatrix. As used in this Section 9.1, the term "exclusive" shall mean that, to the extent permitted by applicable law (including without limitation EU competition law), Biomatrix shall not supply the Agreement Product into the Territory, or authorize any third party to solicit orders for the Agreement Product in the Territory, except where Biomatrix has the right to convert this Agreement to non-exclusive, such as in
Section 9.3(e).

         9.2.     PRICE AND QUANTITY.

         (a) Supply price. During the * Agreement Years, the price payable by the Distributor to Biomatrix shall be * per Syringe. From the * Agreement Year to the * of this Agreement, the price payable by the Distributor to Biomatrix shall be *

         (b) Minimum Price and Formula Price.

                  (i) The "Minimum Price" shall be * per Syringe; provided that beginning with the * for the immediately preceding calendar year * . In the event that there shall arise any * then the parties shall *




*Confidential portions have been omitted and filed separately with the Commission.

                  (ii) The "Formula Price" for each of the first * Syringes sold in the Territory during an Agreement Year shall equal * for such Syringes, divided by the number of Syringes sold up to * , and for each Syringe sold over
* in the Territory during an Agreement Year shall equal * for such Syringes, divided by the number of Syringes sold in excess of *.

         (c) Adjustments based on Formula Price. Beginning with the first Contract Quarter of the third Agreement Year, and for each succeeding Contract Quarter, the price initially payable by the Distributor for sales of the Agreement Product in such quarter shall be * for the immediately preceding Contract Quarter, and within * of each Contract Quarter, the Formula Price for sales of the Agreement Product in such Contract Quarter shall be calculated in accordance with * and, to the extent that such * exceeds the price paid for sales in such Contract Quarter, an adjustment resulting from the difference between such prices shall be paid by the Distributor within * following the end of such Contract Quarter. For the avoidance of doubt, the amount resulting from each adjustment shall be paid within * referred to above and the aggregate amount payable by the Distributor for the Agreement Product for any Agreement Year shall in any event not be lower than the *

         (d) Currency and Timing of payments. All purchases of the Agreement Product hereunder shall be billed to and paid by the Distributor in US Dollars within * after the later of (i) the date of invoice for such shipment or (ii) the date of delivery to the port of entry in the Territory. All payments to be made as a result of the adjustments set forth in this Section 9.2 shall be made in US Dollars. Net Revenues denominated in an Applicable Currency used for the calculation of such payments shall be converted to US Dollars at the exchange rates set forth in Section 4.2(a).

         (e) Monthly reports. Within * following the end of each Contract Month (or such other period as may be agreed by the parties) in each Agreement Year for each country in the Territory, the Distributor shall submit to Biomatrix written reports detailing the units and value of the Distributor's and its Affiliates' sales of the Agreement Product in each country during the immediately preceding calendar month (or such other agreed period).


*Confidential portions have been omitted and filed separately with the Commission.

         (f) Yearly reports. Within * following the end of each Agreement Year for each country in the Territory, the Distributor shall submit to Biomatrix written reports detailing the Distributor's and its Affiliates' sales of the Agreement Product in each country during the immediately preceding Agreement Year, which reports shall contain the Net Revenues of the Agreement Product for each country in the Territory from sales during the applicable year to third party purchasers who are not Affiliates of the Distributor, and the aggregate number of units of the Agreement Product sold in each country in the Territory during the applicable Agreement Year.

         (g) Obligation to supply. Biomatrix and its Affiliates shall use commercially reasonable efforts to sell the Agreement Product to the Distributor in such quantities and at such times as the Distributor may, pursuant to the provisions hereof, order from time to time; provided that Biomatrix and its Affiliates shall not be in breach of this Agreement if (i) they fail to supply the Distributor with quantities of the Agreement Product in any Contract Quarter in excess of * of the amount in the Supply Forecast for such Contract Quarter delivered to Biomatrix * prior to such Contract Quarter or (ii) they shall be subject to a force majeure event, as defined in Section 20.

        (h) Failure to supply. If Biomatrix is unable to supply the Agreement Product ordered by the Distributor in accordance with the terms of this Agreement, then Biomatrix shall use commercially reasonable efforts to remedy the problem or secure an alternative source of supply within a reasonable time at no cost to the Distributor, and any such alternative source of supply shall be on terms substantially identical with the terms of this Agreement. Each of the parties shall cooperate with the other to secure an alternative source of supply if Biomatrix is unable to supply the Agreement Product itself. If Biomatrix is unable to remedy the problem or secure an alternative source of supply within three (3) months after its initial failure to supply, then Biomatrix shall consult with the Distributor and the parties shall work together at Biomatrix's premises to remedy the problem. If Biomatrix is unable to remedy the problem after an aggregate period of six (6) months (or longer as agreed in writing by the parties), commencing with the date upon which such failure to supply began, then the Distributor may at its option terminate this Agreement.

*Confidential portions have been omitted and filed separately with the Commission.

         9.3.     SALES AND SUPPLY FORECASTS; MINIMUM SALES.

         (a) Sales Forecasts. Exhibit D attached hereto sets forth sales forecasts for sales of units of the Agreement Product in the Territory for each of the * Agreement Years. Within * after the expiration of the * Agreement Year and within * after the expiration of * Agreement Year thereafter, the Distributor shall provide to Biomatrix a sales forecast of units of the Agreement Product for the three (3) year period (including a year-by-year breakdown) beginning with the Agreement Year following such expired Agreement Year. Each such sales forecast described above is referred to herein as a "Sales Forecast."

         (b) Supply Forecasts and Minimum Purchases. Within * after the expiration of each Contract Quarter, commencing with the first Contract Quarter of the * Agreement Year, the Distributor shall provide to Biomatrix an updated * supply forecast (the "Supply Forecast") for each country in the Territory. The Distributor shall be obligated to purchase the quantity of Agreement Product included for the * quarter of each Supply Forecast. Commencing with the updated Supply Forecast to be delivered at the beginning of the * Agreement Year, the Distributor shall not decrease an updated Supply Forecast in any quarter by more than * from the preceding quarter's forecast.

         (c) Minimum Sales. The Distributor hereby agrees that during each Agreement Year commencing with the * Agreement Year it shall make aggregate sales of not less than the Minimum Sale Amount for such Agreement Year. The "Minimum Sale Amount" for any period shall be the minimum number of Treatment Packs required to be sold during such period pursuant to this Section 9.3(c). The Minimum Sale Amount for the * Agreement Year shall be determined by the parties no later than * prior to the commencement of the * Agreement Year, taking into account reimbursement levels, product price and market and economic factors. The parties shall determine in good faith the Minimum Sale Amounts for the * Agreement Year in accordance with the process set forth in Section 8.13(a). Prior to the commencement of each * thereafter during the Initial Term (and including any extensions thereof in accordance with this Agreement), the parties shall determine the Minimum Sale Amounts to apply for each year in such
* , and such determination shall be made in good faith in accordance with
Section 8.13(a).


*Confidential portions have been omitted and filed separately with the Commission.

         (d) Firm Orders. The Distributor shall submit a firm purchase order setting forth the quantities, delivery date and shipping instructions with respect to each shipment of the Agreement Product, such purchase orders to be received by Biomatrix at least * prior to the stipulated delivery date * . Each such firm purchase order shall obligate the Distributor to purchase the full amount of Agreement Product included on such order, and such order shall be irrevocable. The Distributor shall not submit any purchase order for fewer than
* Syringes.

         (e) Consequences of failure to make Minimum Sales. If the Distributor fails to sell the Minimum Sale Amount in any "Applicable Period" (in each case other than if prevented by force majeure (as defined in Section 20) or as a result of a failure by Biomatrix to supply the Agreement Product in accordance with Section 9.2(g) or as a result of the violation of the patent or trademark rights of third parties caused by the marketing and sale of the Agreement Product or as a result of termination of Reimbursement Approval in France by the regulatory authorities), then Biomatrix may elect either to (i) * pursuant to which Biomatrix would either determine to * in the Territory (in which case * incurred after the * and after such * Agreement Product by the Product Specialists shall be * for the Agreement Product in the Territory on terms and conditions acceptable to Biomatrix, or (ii) * or such shorter period as may be agreed by the parties. For avoidance of doubt, any such * by the Distributor. If Biomatrix elects to * Biomatrix and the Distributor shall discuss * and shall discuss such other * required in order to bring this Agreement into compliance with applicable law (including EU competition law); provided that all of such discussions shall be conducted in accordance with the provisions of Section 8.13(a) and (b).

           For purposes of this paragraph (e), "Applicable Period" shall mean * Agreement Year and * Agreement Year period thereafter, and the Minimum Sale Amount for a * Agreement Year period shall be the aggregate of the Minimum Sale Amounts for each year of such * Agreement Year period.




*Confidential portions have been omitted and filed separately with the Commission.

         (f) Records and audits. The Distributor shall maintain books of account with respect to its sales of the Agreement Product in the Territory. Biomatrix shall have the right, not more than once during each calendar year, to have an independent firm of accountants that is reasonably acceptable to the Distributor (any "big six" firm being deemed acceptable to the Distributor for this purpose), selected and retained by Biomatrix to inspect and examine such books of the Distributor during regular business hours for the purpose of verifying the Distributor's statements of the aggregate Net Revenues of the Agreement Product in the Territory and determining the correctness of the Formula Prices. The cost of each such audit shall be borne by the Distributor; provided, that Biomatrix shall pay the cost of such audit if as a result of such audit the Distributor is not required to make any additional payments to Biomatrix. Any additional payments required as a result of such inspection and examination shall be immediately paid to Biomatrix and shall bear interest from the date such amount should otherwise have been paid until the date of actual payment at the rate per annum set forth in Section 21 hereof.

         9.4.     SHIPMENT AND DELIVERY; PACKAGING.

         Biomatrix shall arrange for shipment and invoicing to the Distributor of the Agreement Product ordered by the Distributor or any of its Affiliates acting on its behalf via common carrier, * The Distributor shall pay all customs, duties, sales taxes and other governmental charges relating to the importation and sale of the Agreement Product (other than US taxes, if any, related to importation and sale of the Agreement Product in the Territory), and shall have all responsibility for storing and clearing the Agreement Product through all customs and importation requirements. The Distributor shall not agree to a customs or duty classification or value added or other sales tax classification for the Agreement Product in the Territory without the consent of Biomatrix; provided that this provision shall not prohibit the Distributor from using any such classification if required by a government authority.

         9.5.     RISK OF LOSS.

         Biomatrix shall retain title to, and bear all risk of loss of, or damage to, all units of the Agreement Product until the Agreement Product has been delivered to the port of entry within the Territory. The Distributor shall bear all risk of loss of, or damage to, all units of the Agreement Product after delivery by Biomatrix to the port of entry in accordance with Section 9.4.

*Confidential portions have been omitted and filed separately with the Commission.

         9.6.     ACCEPTANCE.

         (a) Notification of Non-Conformity. Each shipment of Agreement Product from Biomatrix to the Distributor or its Affiliates shall contain such laboratory and quality control certificates as are necessary to show that the Agreement Product is in conformity with the Agreement Product Specifications and Product Approvals. The Distributor shall notify Biomatrix within * of the receipt of a shipment of the Agreement Product of any apparent non-conformity of the Agreement Product. If the Distributor fails to so notify Biomatrix, it will be deemed to have accepted the product; provided that the warranty provided in
Section 9.8 shall survive acceptance of the Agreement Product by the Distributor.

         (b) Consultation and determination of defects. Biomatrix and the Distributor agree to consult with each other in accordance with the provisions of Section 8.13(a) in order to resolve the discrepancy between each other's determinations regarding any possible defect in the Agreement Product. If such consultation does not resolve the discrepancy, the parties agree to nominate a reputable independent laboratory, or another independent third party, in each case acceptable to both parties, that shall carry out tests on representative samples taken from such shipment, and the results of such tests shall be binding on the parties. If the results of such tests demonstrate that the Agreement Product does not meet the Agreement Product Specifications, then Biomatrix shall pay the cost of such tests; otherwise, the Distributor shall pay the cost of such tests. In the case of a recall of any Agreement Product required by a governmental authority, the process described in this paragraph (b) shall not apply, and the parties shall carry out the requirements of the governmental authority in accordance with Section 8.12.

         (c) Replacement of defective Agreement Products. Biomatrix shall at its expense and at no further cost to the Distributor replace any such shipment to the extent that, in accordance with this Section 9.6, it is determined that it does not conform to the Agreement Product Specifications. All defective units of the Agreement Product shall be returned to Biomatrix at the address set forth above, accompanied or preceded by a reasonably detailed statement of the claimed defect or non-conformity and proof of date of purchase (if available), and packed and shipped according to instructions provided by Biomatrix. The shipping, handling and packaging costs of any such returned units of the Agreement Product shall be borne by Biomatrix.


*Confidential portions have been omitted and filed separately with the Commission.

         9.7.     PURCHASE ORDERS.

         The provisions of this Agreement shall control over any inconsistent statement or provisions contained in any document related to this Agreement passing between the parties hereto including, but not limited to, any purchase order, acknowledgement, confirmation or notice and shall be incorporated, as applicable, in the individual sales contracts made by the Distributor.

         9.8.     LIMITED WARRANTY; LIMITATION ON LIABILITY.

         Biomatrix represents and warrants that the Agreement Product supplied to the Distributor hereunder shall:

                  (a) conform to the Agreement Product Specifications; and

                  (b) be manufactured, labelled, packaged and tested (while in the possession or control of Biomatrix) in accordance with the applicable Product Approvals therefor and the applicable laws and regulations in the Territory relating to the manufacture, labelling, packaging and testing of the Agreement Product.

        THE FOREGOING WARRANTY IS THE SOLE AND EXCLUSIVE WARRANTY GIVEN BY BIOMATRIX WITH RESPECT TO THE AGREEMENT PRODUCT, AND BIOMATRIX GIVES AND MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, OTHER THAN THE FOREGOING. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO IMPLIED WARRANTY OF MERCHANTABILITY, NO IMPLIED WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE, AND NO IMPLIED WARRANTY ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE IS GIVEN OR MADE BY BIOMATRIX OR SHALL ARISE BY OR IN CONNECTION WITH ANY SALE OR PROVISION OF THE AGREEMENT PRODUCT BY BIOMATRIX, OR THE DISTRIBUTOR'S USE OR SALE OF THE AGREEMENT PRODUCT, OR BIOMATRIX'S AND/OR THE DISTRIBUTOR'S CONDUCT IN RELATION THERETO OR TO EACH OTHER. NO REPRESENTATIVE OF BIOMATRIX IS AUTHORIZED TO GIVE OR MAKE ANY OTHER REPRESENTATION OR WARRANTY OR TO MODIFY THE FOREGOING WARRANTY IN ANY WAY.

        The limited warranty set forth in this Section 9.8 does not apply to any non-conformity of the Agreement Product resulting from (i) repair, alteration, misuse, negligence, abuse, accident, mishandling or storage in an improper environment in each case by any party other than

Biomatrix or its Affiliates or agents or (ii) use, handling, storage or maintenance other than in accordance with the Agreement Product Specifications.

        Biomatrix's sole obligation with respect to units of the Agreement Product which do not meet the warranty contained herein is limited to replacement of such units of the Agreement Product, provided that the procedure set forth in Section 9.6 has been complied with.

        BIOMATRIX'S LIABILITY, AND THE EXCLUSIVE REMEDY, IN CONNECTION WITH THE SALE OR USE OF THE AGREEMENT PRODUCT (WHETHER BASED ON CONTRACT, NEGLIGENCE, BREACH OF WARRANTY, STRICT LIABILITY OR ANY OTHER LEGAL THEORY), SHALL BE STRICTLY LIMITED TO BIOMATRIX'S OBLIGATIONS AS SPECIFICALLY AND EXPRESSLY PROVIDED IN SECTIONS 9.6 AND 9.8 AND IN SECTION 10 BELOW. EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 9.6 AND 9.8 AND IN SECTION 10 BELOW, BIOMATRIX SHALL HAVE NO LIABILITY, OBLIGATION OR RESPONSIBILITY OF ANY KIND, IN ANY WAY OR TO ANY EXTENT, FOR ANY DAMAGES, LOSSES, COSTS, EXPENSES OR LIABILITIES FOR ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE AGREEMENT PRODUCT OR THE PERFORMANCE THEREOF, OR ARISING IN ANY WAY IN CONNECTION WITH THE PURCHASE OR USE OR INABILITY TO USE THE AGREEMENT PRODUCT, EVEN IF BIOMATRIX HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SUBJECT TO SECTION 10 BELOW, IN NO EVENT WHATSOEVER SHALL BIOMATRIX HAVE ANY LIABILITY, OBLIGATION OR RESPONSIBILITY TO THE DISTRIBUTOR OR ANY OTHER PERSON FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING IN ANY WAY IN CONNECTION WITH THE AGREEMENT PRODUCT OR ITS SALE OR USE.

10.      INDEMNIFICATION; LIMITATION ON LIABILITY

         10.1.  INDEMNIFICATION FROM THE DISTRIBUTOR.

         Subject to the provisions of Section 10.3, the Distributor shall defend, indemnify and hold Biomatrix and its Affiliates and their respective directors, officers, agents and employees harmless from and against any and all liabilities, claims, damages and expenses (including without limitation actual court costs and reasonable attorneys' fees regardless of outcome) resulting from or arising out of or in connection with:

         (a) any failure or alleged failure by the Distributor or any of its Affiliates to act in accordance with the terms of this Agreement and/or any applicable laws and regulations in the Territory in connection with the Agreement Product, including without limitation any unauthorized representations, warranties or guarantees given by the Distributor;

         (b) any activities of the Distributor or any of its Affiliates relating to the promotion, marketing, sale and distribution of the Agreement Product; and/or

         (c) any breach by the Distributor of any representation, warranty or covenant made by it in this Agreement.

         10.2.  INDEMNIFICATION FROM BIOMATRIX.

         Subject to the provisions of Section 10.3, Biomatrix shall defend, indemnify and hold the Distributor and its Affiliates and their respective directors, officers, agents and employees harmless from and against any and all liabilities, claims, damages and expenses (including without limitation actual court costs and reasonable attorneys' fees regardless of outcome) resulting from or arising out of or in connection with:

         (a) * resulting from the * of the Agreement Product in the Territory in accordance with this Agreement;

         (b) * of the Agreement Product in accordance with the Agreement * did not arise or result from the improper use, administration, storage or handling of the Agreement Product by a person other than Biomatrix;

         (c) any failure or alleged failure by Biomatrix or any of its Affiliates to act in accordance with the terms of this Agreement; and/or

         (d) any breach by Biomatrix of any representation, warranty or covenant made by it in this Agreement.



*Confidential portions have been omitted and filed separately with the Commission.

         10.3.  LIMITATION ON LIABILITY.

         NOTWITHSTANDING ANY PROVISION TO THE CONTRARY IN SECTIONS 10.1 AND 10.2 ABOVE, OR ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT (INCLUDING THE FAULT, NEGLIGENCE OR STRICT LIABILITY OF EITHER PARTY) SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES; PROVIDED, NOTHING IN THIS SECTION 10.3 SHALL LIMIT THE OBLIGATION OF A PARTY UNDER THIS SECTION 10 RELATING TO A THIRD PARTY CLAIM.

         10.4     INDEMNIFICATION PROCEDURE.

         The party claiming indemnification ("Indemnitee"), after being advised of any assertions of any such third party claims or suits or upon the bringing or filing of such claims or suits by any third party against the Indemnitee, shall promptly notify the party from which indemnification is sought ("Indemnitor") thereof; provided, that the failure to promptly notify shall not affect the Indemnitor's obligations hereunder except to the extent the Indemnitor is prejudiced by the delay in notification. The Indemnitee shall permit the Indemnitor's attorneys to control the defense of such claims or suits at the Indemnitor's cost. The Indemnitee shall co-operate with the Indemnitor in the defense of such claims or suits. The parties agree that there shall be no settlements, whether agreed to in court or out of court, without the prior written consent of the Indemnitor.

11.      REPRESENTATIONS OF BIOMATRIX

         Biomatrix represents, warrants and covenants as follows:

         11.1.    AUTHORITY.

         Biomatrix is a corporation duly organized and validly existing under the laws of the State of Delaware with the full power to conduct its affairs as currently conducted and contemplated hereunder. All necessary action has been taken to enable it to execute and deliver this Agreement and perform its obligations hereunder.

         11.2.    ENFORCEABILITY.

         This Agreement is a valid and binding obligation of Biomatrix enforceable in accordance with its terms. Biomatrix has the unencumbered right to enter into this Agreement and to fulfill its duties hereunder. It is not and will not become a party to any agreement in conflict herewith. Accordingly, Biomatrix has the right to appoint the Distributor as the exclusive distributor of the Agreement Product in the Territory in accordance with the terms of this Agreement and such appointment will not constitute a breach of any existing contractual or other arrangements between Biomatrix and any Affiliated or non-Affiliated third party, nor shall it infringe the rights of any Affiliated or non-Affiliated third party.

         11.3.    NO CONSENTS.

         No approval, consent, order, authorization or license by, giving notice to or taking any other action with respect to, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by Biomatrix and the performance by Biomatrix of its obligations hereunder, other than the Product and Reimbursement Approvals contemplated herein.

         11.4.    INFORMATION.

         The data and other information provided in writing by Biomatrix to the Distributor pursuant to Section 15.1(b) does not contain any untrue statement of a material fact.

         11.5.    INTELLECTUAL PROPERTY.

         To its knowledge, the Patents and the Trademarks in the Territory do not infringe the rights of third parties.

         11.6.    CE MARK.

         The Agreement Product has received a Certificate (EC Design-Examination Certificate Annex II-4) approving the Agreement Product as a device with a CE mark. Biomatrix will use commercially reasonable efforts at its cost to maintain and renew the approval represented by such Certificate.

         12.      REPRESENTATIONS OF THE DISTRIBUTOR

         The Distributor represents, warrants and covenants as follows:

         12.1.  AUTHORITY.

         The Distributor is a company duly organized and validly existing under the laws of the Republic of France, with full power to conduct its affairs as currently conducted and contemplated hereunder. All necessary action has been taken to enable it to execute and deliver this Agreement and perform its obligations hereunder.

         12.2.  ENFORCEABILITY.

         This Agreement is the Distributor's valid and binding obligation enforceable in accordance with its terms. The Distributor has the unencumbered right to enter into this Agreement and to fulfill its obligations hereunder. It is not and will not become a party to any agreement in conflict herewith. Accordingly, the Distributor has the right to act as the exclusive distributor of the Agreement Product in the Territory in accordance with the terms of this Agreement and the performance of its obligations hereunder will not constitute a breach of any existing contractual or other arrangements between the Distributor and any Affiliated or non-Affiliated third party, nor shall it infringe the rights of any Affiliated or non-Affiliated third party.

         12.3.  NO CONSENTS.

         No approval, consent, order, authorization or license by, giving notice to or taking any other action with respect to any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by the Distributor and the performance by the Distributor of its obligations hereunder, other than the Product and Reimbursement Approvals contemplated herein.

         12.4.    LOCAL LAWS.

         The Distributor shall carry out its responsibilities and obligations hereunder in accordance with all applicable laws and regulations in the Territory.

13.      INSURANCE

         Each party hereto shall (i) obtain and maintain such insurance policies, including product liability insurance, as are adequate to cover its respective obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated and (ii) provide the other party, upon request, with certificates of insurance confirming the existence of such insurance policies.

14.      INFRINGEMENT OF PATENTS AND TRADEMARKS.

         14.1     NOTIFICATION.

         Each of the Distributor and Biomatrix will notify the other party in writing of any infringement of a Patent or Trademark or unauthorized disclosure or use of any Confidential Information in the Territory within * after it becomes aware of such infringement or unauthorized disclosure.

         14.2     INFRINGEMENT ACTIONS.

         Biomatrix shall have the exclusive right (after consultation with the Distributor) at its own cost to take all legal action in the Territory it deems necessary or advisable to eliminate or minimize the consequences of any infringement of a Patent or Trademark in the Territory. For the purpose of taking any such legal action, Biomatrix shall have the right, subject to the Distributor's prior written consent (which consent shall not be unreasonably withheld or delayed) to use the name of the Distributor and/or any local Affiliate of the Distributor as plaintiff, either solely or jointly in accordance with the applicable rules of procedure. The Distributor shall promptly furnish Biomatrix with whatever written authority may be required in order to enable Biomatrix to use the Distributor's name or that of its Affiliate in connection with any such legal action, and shall otherwise cooperate fully and promptly with Biomatrix in connection with any such action, and shall cause its local Affiliate to cooperate and assist Biomatrix in taking any such legal action. Biomatrix shall permit the Distributor to participate at its own cost in any legal action in the Territory brought by Biomatrix to eliminate or minimize the consequences of any infringement of a Patent or Trademark in the Territory; provided that Biomatrix shall maintain the right to control the prosecution of such action. All proceeds realized upon any judgement or settlement regarding such action (net of direct out-of-pocket expenses relating thereto) shall be *

*Confidential portions have been omitted and filed separately with the Commission.

         * Notwithstanding the foregoing, if Biomatrix (i) notifies the Distributor in writing that it does not intend to exercise its rights to take legal action in the Territory to eliminate or minimize the consequences of an infringement of a Patent or Trademark in the Territory, and (ii) authorizes the Distributor to pursue such legal action, then the Distributor shall be entitled, at its own cost and expense, to take such legal action, and Biomatrix shall cooperate with the Distributor in connection therewith to the same extent and upon the same terms as the Distributor is required to cooperate with Biomatrix when Biomatrix exercises its rights under this Section 14.2; provided, however, that Biomatrix shall be entitled to an amount equal to * of the amount (net of the Distributor's direct out-of-pocket expenses in prosecuting such action) of any judgement or settlement payable to the Distributor.

15.      REGULATORY ACTIVITIES  AND REIMBURSEMENT APPROVALS

         15.1.    GENERAL.

         (a) Approvals. The Distributor shall use commercially reasonable efforts at its cost in cooperation with Biomatrix and (to the extent required by law but solely for purposes of obtaining Reimbursement Approval) as Biomatrix's agent (i) to obtain Reimbursement Approvals in France as soon as possible after the Effective Date, (ii) to obtain all necessary Product Approvals and all other Reimbursement Approvals in the Territory (other than the approval referred to in Section 11.6), and (ii) thereafter to maintain all Product Approvals and Reimbursement Approvals in effect (other than the approval referred to in Section 11.6) throughout the term of this Agreement and to obtain, if possible, increases in the level of reimbursement allowed in the Reimbursement Approvals from time to time. All Reimbursement Approvals shall result in prices to third parties for the Agreement Product and in levels of patient reimbursement that are as optimal as possible. The Distributor agrees not to sell the Agreement Product in a country in the Territory until such time as all necessary Product Approvals with respect to such country have been obtained.

         (b) * as soon as reasonably practicable after written request by * related to the Agreement Product necessary to * in the Territory and in carrying out its other obligations under this Agreement. The Distributor in cooperation with Biomatrix shall * as may be necessary to meet its obligations under this Agreement.

                                        *




*Confidential portions have been omitted and filed separately with the Commission.

         (c) Review and Assistance by Biomatrix. Biomatrix shall be entitled generally to oversee the strategy and content of all applications for Product and Reimbursement Approvals and the content of all such applications shall be subject to Biomatrix's written approval prior to submission to any regulatory authority or to any other third party, * . All Product Approvals and Reimbursement Approvals shall be the exclusive property of and held in the name of Biomatrix except to the extent that applicable law requires that such approvals be held in the name of the Distributor, or unless otherwise agreed in writing by the parties.

         (d) Mutual support. The Distributor and Biomatrix shall promptly provide reasonable advice and assistance to each other as may be necessary to obtain and maintain Product Approvals and, if applicable, satisfactory Reimbursement Approvals for the Agreement Product.

         (e) Transfer of approvals. Except to the extent necessary to give effect to the provision of the first sentence of Section 3.2(b), in the event that the Product Approvals and the Reimbursement Approvals (if any) relating to the Agreement Product in any country in the Territory is in the name of the Distributor or any of its Affiliates, it shall be transferred to Biomatrix immediately upon termination of the Agreement.

         (f) Reporting on Agreement Product. During the term of this Agreement, each party shall immediately notify the other in writing in the event that such party becomes aware of any failure of the Agreement Product to comply with any of the requirements therefor specified in any Product Approval.

         (g) Ongoing information exchange. Each party shall keep the other advised of regulatory interactions, activities and correspondence and the registration status of the Agreement Product on a quarterly basis, except that matters requiring more immediate attention shall be communicated as soon as practicable.

         15.2.    CLINICAL TRIALS; PUBLICATION OF RESULTS.

         (a) The Distributor shall be responsible at its own cost for conducting and managing a clinical program to be conducted in France pursuant to a plan and schedule to be prepared by the Distributor promptly after the Effective Date in cooperation with Biomatrix, such plan to include

*Confidential portions have been omitted and filed separately with the Commission.

an expenditure by the Distributor during the * Agreement Years in the range of *, and during the * Agreement Years in the range of an additional * . The final version of such plan and schedule shall be approved by the parties in accordance with the provisions of Section 8.13(a), and shall include any clinical trials which the Distributor may be required to undertake in order to obtain Product Approval and Reimbursement Approval in the Territory; provided that the protocols for all such clinical trials shall be subject to Biomatrix's prior written approval and Biomatrix shall have the right to review the performance of any such clinical studies.

                                        *

         (b) The Distributor shall provide the completed data resulting from all clinical trials conducted in accordance with this Section 15.2 to Biomatrix for analysis, and Biomatrix shall prepare the final reports relating to such clinical trial data in an agreed format. Biomatrix and its Affiliates shall be free to use the results of any or all such clinical trials in the promotion, marketing and product licensing of the Agreement Product outside the Territory. The results of any such studies will not be published or publicized in any way without the prior written consent of Biomatrix, such consent not to be unreasonably withheld. If Biomatrix has consented to publication, Biomatrix and the Distributors shall jointly prepare the manuscript and select the journal for publication.

         15.3.    WITHDRAWAL OF PRODUCT FOR SAFETY REASONS.

         If a regulatory authority in a country in the Territory withdraws the approval to sell the Agreement Product in such country for product safety reasons, the Distributor shall not be obligated to sell the Agreement Product in such country from the date of such withdrawal and until the Distributor is again authorized to sell Agreement Product in such country, and Biomatrix shall not be obligated to supply the Agreement Product to the Distributor in such country for such period. If such a withdrawal decision is final and not appealable, this Agreement shall terminate with respect to such country.




*Confidential portions have been omitted and filed separately with the Commission.

16.      FURTHER ASSURANCES

         The parties hereto agree to execute such further or other documents and assurances as are necessary from time to time in order to give effect to the provisions of this Agreement.

17.      ASSIGNMENT

         17.1.    GENERAL.

         The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. Except to the extent permitted by Section 17.2, neither party may take any of the following actions (collectively referred to herein as an "Assignment"): (i) assign a material part of its rights or obligations under this Agreement, (ii) subcontract, sublicense or otherwise delegate a material part of its rights or obligations under this Agreement, or (iii) designate another person to perform all or a material part of its obligations under this Agreement (except in the ordinary course of business), without the prior written consent of the other party, except to a successor of the entire business of the Distributor, by merger, amalgamation or otherwise.

         17.2.    PARTICIPATION BY AFFILIATES.

         It is acknowledged and understood that each of the parties hereto may from time to time perform some or all of its obligations hereunder through one or more of its Affiliates. In that regard, each of the parties agrees (i) not to permit a person that is not an Affiliate to perform any of its obligations hereunder (except to the extent not prohibited by Section 17.1), (ii) if the participation of the Affiliate is not in the ordinary course of business, to notify the other party in writing prior to the participation of the Affiliate in this Agreement, describing the Affiliate and its expected involvement hereunder,
(iii) to ensure that its Affiliates comply with all of the provisions hereof,
(iv) that the other party hereto will not be in a direct contractual relationship with such Affiliate and (v) that the party involving such Affiliate shall be responsible to the other party hereto, both as primary obligor and as guarantor, for the performance of all of its obligations hereunder, and for the conduct of its Affiliates.

18.      GOVERNING LAW; ARBITRATION; INJUNCTIVE RELIEF

         18.1.    GOVERNING LAW.

         This Agreement and the legal relations between the parties in connection herewith shall be governed by and construed in accordance with the internal and substantive laws of the State of New Jersey, United States of America. The parties hereby agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any other document contemplated hereby.

         18.2.    ARBITRATION.

         In the event of any dispute touching or concerning this Agreement (other than a matter required by the terms hereof to be referred to the process set forth in Section 8.13 (a) and (b)), the parties hereby agree that they shall submit the dispute for arbitration in Paris, France under the Rules for Conciliation and Arbitration of the International Chamber of Commerce in effect on the Effective Date (the "Rules") by no more than three (3) arbitrators appointed in accordance with said Rules. Any decision of such arbitrators shall be final and binding upon the parties. The arbitrators shall apply the governing law set forth in this Section and such arbitration shall be conducted in the English language. Judgment upon an award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         18.3.    INJUNCTIVE RELIEF.

         Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of Sections 6 or
7.1 of this Agreement if such material breach or violation would cause immediate and irreparable harm (an "Irreparable Breach"). Accordingly, notwithstanding the provisions of Section 18.2 hereof to the contrary, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek, in any state or federal court in the State of New Jersey or in any court in the Republic of France, equitable relief of a kind appropriate in light of the nature of the ongoing threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief; provided, however, that if the party bringing such action is unsuccessful in obtaining the relief sought, the moving party shall pay the non-moving party's reasonable costs, including attorney's fees, incurred in connection with defending such action. Such remedies shall not be the parties' exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.

19.      SEVERABILITY

         In the event that any provision of this Agreement shall be held by a court of competent jurisdiction or by any governmental body to be invalid or unenforceable, such provision shall be deemed severable and the remaining parts and provisions of this Agreement shall remain in full force and effect.

20.      FORCE MAJEURE

         Each of the parties shall be excused from the performance of its obligations hereunder in the event such performance is prevented by force majeure, and such excuse shall continue as long as the condition constituting such force majeure continues. For the purpose of this Agreement, force majeure is defined as contingencies beyond the reasonable control of either party and not anticipated at the time of this Agreement, including, without limitation, acts of God, judicial or regulatory action, war, civil commotion, destruction of production facilities or materials by fire, earthquake or storm and labor disturbances or strikes (whether or not any such labor disturbance or strike is within the power of the affected party to settle). The party affected by force majeure shall provide the other party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use its best endeavors to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

21.      INTEREST

         Any overdue amounts payable by either party hereunder shall bear interest compounded monthly at the prime lending rate for US Dollars published from time to time in The Wall Street Journal plus *
 per annum, or, if lower, the highest rate permissible by applicable law, from the due date until the date of payment.

22.      NO PARTNERSHIP OR AGENCY; NO THIRD PARTY BENEFICIARIES

         This Agreement and the relations hereby established by and between Biomatrix and the Distributor do not constitute a partnership, joint venture, agency (except to the limited extent

*Confidential portions have been omitted and filed separately with the Commission.

provided in Section 15.1(a)) or contract of employment between them. This Agreement is a bilateral agreement between the Distributor and Biomatrix, and no third parties (including Affiliates of the parties hereto) shall have any rights hereunder.

23.      NOTICES

         All communications in connection with this Agreement shall be in writing and sent by postage prepaid first class mail, courier, or telefax, and if relating to default, late payment or termination, by certified mail, return receipt requested, telefax or courier, addressed to each party at the address above, in the case of Biomatrix, Attn: Chief Executive Officer, with a copy to:
Justin P. Morreale, Esq., Bingham, Dana & Gould, 150 Federal Street, Boston, Massachusetts 02110, U.S.A., and in the case of the Distributor Attn: Chief Executive Officer, or to such other address as the addressee shall last have designated by notice to the communicating party. The date of giving any notice shall be the date of its actual receipt.

24.      EU REGULATIONS

         It is the intention of the parties hereto that this Agreement shall at all times qualify for the exemption from the provisions of Article 85(1) of the Treaty of Rome dated 25 March, 1957, as amended, which either (a) is available under EEC Regulation Number 1983/83, or (b) may subsequently be available under any successor regulation or regulations thereto. In the event that any provision of this Agreement is deemed to violate the conditions for qualifying for the exemption, set out in whichever of those regulations may be in effect at the relevant time, or if any such regulation is amended after the date of this Agreement so as to cause this Agreement to fail to qualify for the exemption, the parties hereto agree that they will, as soon as it is practicable to do so, enter into good faith negotiations to amend this Agreement as necessary in order to re-qualify for the exemption. If those negotiations are not successfully concluded within a reasonable time (not to exceed ninety (90) days, or such other period as is agreed upon in writing by the parties hereto, after the relevant regulation is amended), either party may terminate this Agreement upon thirty (30) days' prior written notice to the other party.

25.      SURVIVAL

         The provisions of Sections 3.2, 3.6, 3.7, 3.8, 7.1, 7.2, 8.2, 9.5, 9.8,
10.1, 10.2, 10.3, 10.4 and 15.1(e) of this Agreement shall survive the termination or expiration of this Agreement (as the case may be) and shall thereafter remain in full force and effect. The provisions of this Agreement that do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting the rights and obligations of the parties hereto with regard to, any dispute, controversy or claim which may arise under, out of, or in connection with this Agreement.

26.      MISCELLANEOUS

         26.1.    ENTIRE AGREEMENT.

         This Agreement sets forth the entire agreement between the parties with respect to the transactions and arrangements contemplated hereby and supersedes all prior oral or written arrangements, including without limitation the letter of intent dated 1 August 1996 by and between the parties and the term sheet attached thereto.

         26.2.    AMENDMENTS.

         This Agreement may be modified or amended only by a written instrument executed and delivered by both parties.

         26.3.    NO WAIVER.

         None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party except by an instrument in writing signed and delivered by the party executing the waiver.

         26.4.    COUNTERPARTS.

         This Agreement may be executed in several identical counterparts, each of which shall be an original, but all of which constitute one instrument, and in making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

         26.5.    HEADINGS.

         The title of this Agreement and the section headings contained herein are for convenience of reference only and shall not define or limit the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                    BOEHRINGER INGELHEIM FRANCE, S.A.


                                    By:      /s/ Paul Bonnabel
                                       -----------------------------
                                    Name:    Paul Bonnabel
                                    Title:   Director

                                    By:      /s/ D. Mangeot
                                       -----------------------------
                                    Name:    D. Mangeot
                                    Title:   Gerant (Manager)


                                    BIOMATRIX, INC.


                                    By:      /s/ Endre A. Balazs
                                       -----------------------------
                                    Name:    Endre A. Balazs
                                    Title:   Chief Executive Officer

                                    EXHIBITS
                                    --------


Exhibit A                  -        Agreement Product Specifications

Exhibit B                  -        Patents and Trademarks

Exhibit C                  -        Legends

Exhibit D                  -        Sales Forecasts and Sample Volumes

Exhibit E                  -        Promotional Plan and Budget

                                    EXHIBIT A
                                    ---------



                        Agreement Product Specifications

                           Specification of Synvisc(R)
                                 (hylan G-F 20)


Tests                      Procedures                             Specifications
-----                      ----------                             --------------




                                        *




*Confidential portions have been omitted and filed separately with the Commission.

                                    EXHIBIT B
                                    ---------





I.       SYNVISC RELATED FRENCH PATENTS


                                        *





*Confidential portions have been omitted and filed separately with the Commission.

                                    EXHIBIT C
                                    ---------



                                     Legends

                                    EXHIBIT D
                                    ---------

                       Sales Forecasts and Sample Volumes*


Non Reimbursement Scenario

                                   Year 1         Year 2          Year 3
                                   ------         ------          ------

Sales (#Treatments)                *              *               *



Samples                            *              *               *



Reimbursement

                                   Year 1         Year 2          Year 3
                                   ------         ------          ------

Sales (#Treatments)                *              *               *




* see Section 9.3(a).




*Confidential portions have been omitted and filed separately with the Commission.

                                    EXHIBIT E


                    Preliminary Promotion Budget and Schedule

                          (INVESTMENT PLAN FOR SYNVISC)

                   Hypothesis: Non reimbursed; * per treatment
                             (All Amounts in FF000)

--------------------------------------------------------------------------------
                                      1997       1998      1999       2000

Awareness Program                        *          *         *          *
          Congresses
          Symposium

Physician Training                       *          *         *          *
          Training Sessions
          Training Tools
          GPs Information

Phase IV                                 *          *         *          *
          TIPS
          Scientific studies

PMS (Patient database)                   *          *         *          *

Biomatrix Synvisc Specialists            *          *         *          *

Patient Services                         *          *         *          *
          Patient Activities
          Patient Refund Plan

Marketing/Ad Agencies                    *          *         *          *

Press/Advertising                        *          *         *          *

Samples                                  *          *         *          *
--------------------------------------------------------------------------------
Total Costs per year                     *          *         *          *
Cumulative Costs
--------------------------------------------------------------------------------

*Confidential portions have been omitted and filed separately with the Commission.

                    Preliminary Promotion Budget and Schedule

                          (INVESTMENT PLAN FOR SYNVISC)

                     Hypothesis Reimbursed; * per treatment
                             (All Amounts in FF000)


--------------------------------------------------------------------------------
                                      1997       1998      1999       2000

Awareness Program                        *          *         *          *
          Congresses
          Symposium

Physician Training                       *          *         *          *
          Training Sessions
          Training Tools
          GPs Information

Phase IV                                 *          *         *          *
          TIPS
          Scientific studies

PMS (Patient database)                   *          *         *          *

Biomatrix Synvisc Specialists            *          *         *          *

Patient Services                         *          *         *          *
          Patient Activities
          Patient Refund Plan

Marketing/Ad Agencies                    *          *         *          *

Press/Advertising                        *          *         *          *

Sampling                                 *          *         *          *
--------------------------------------------------------------------------------
Total Costs per Year                     *          *         *          *
Cumulative Costs
--------------------------------------------------------------------------------

*Confidential portions have been omitted and filed separately with the Commission.